Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

Declares a $0.34 Per Share Distribution

Second Quarter Net Investment Income of $0.36 Per Share

Chicago, IL—August 5, 2016—OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital”, “we”, “us”, or “our”) today announced its financial results for the fiscal quarter ended June 30, 2016.

SECOND QUARTER 2016 FINANCIAL HIGHLIGHTS

•	Net investment income of $3.5 million, or $0.36 per share—an increase of 25% year-over-year and above the $0.34 distribution.
•	Net asset value per share increased to $14.76 at June 30, 2016 from $14.66 per share at June 30, 2015.
•	The weighted average yield to fair value of the loan portfolio was 11.84% as of June 30, 2016.
•	100% of our debt is fixed rate with no maturities until 2022— The stated weighted average cash interest rate on our Small Business Administration (“SBA”) debentures was 3.18% as of June 30, 2016.
•	On August 5, 2016, OFS Capital’s Board of Directors declared a distribution of $0.34 per share for the third quarter of 2016, payable on September 30, 2016 to shareholders of record as of September 16, 2016.

“This quarter marks the fifth consecutive quarter our adjusted net investment income exceeded our distribution.  Our net asset value remains stable and we are proud of the long-term total returns we have generated for our investors.  We attribute this to the strength of our direct origination and underwriting capabilities as well as the alignment of interests between us and our external manager that owns more than 30% of our outstanding shares," said Bilal Rashid, OFS Capital's Chairman and Chief Executive Officer.  “In addition to our attractive long-term financing through the SBIC program, we have sufficient capital to continue with our investment strategy given the $44.6 million in cash at the end of the second quarter, the ability to monetize our remaining portfolio of lower-yielding loans, and ability to borrow additional capital.”

HIGHLIGHTS

($ in millions, except for per share data)

Portfolio Overview	At June 30, 2016
Total assets	$298.4
Investment portfolio, at fair value	$248.8
Net assets	$143.1
Net asset value per share	$14.76
Weighted average yield on debt investments (at fair value)	11.84%

	Quarter ended June 30,
Operating Results	2016	2015
Total investment income	$7.7	$8.1
Net investment income	$3.5	$2.8
Net investment income per common share, basic and diluted	$0.36	$0.28
Adjusted net investment income (a Non-GAAP measure described below)	$3.5	$3.4
Adjusted net investment income (a Non-GAAP measure described below) per share, basic and diluted	$0.36	$0.35
Net increase in net assets resulting from operations	$4.3	$7.4

	Quarter ended June 30,
Portfolio Activity	2016	2015
Number of new portfolio companies	3	4
Investments in new portfolio companies	$9.2	$13.5
Investments in existing portfolio companies	$8.5	$11.9
Number of portfolio companies at end of period	37	39

PORTFOLIO AND INVESTMENT ACTIVITIES

During the second quarter of 2016, OFS Capital closed new senior secured debt investments in three portfolio companies totaling $9.2 million. In addition, OFS Capital made $8.5 million of new investments in four existing portfolio companies, consisting of a $2.7 million subordinated debt investment and a $0.8 million equity investment in the same portfolio company and $5.0 million of senior secured debt investments in three existing portfolio companies.

The total fair value of OFS Capital’s investment portfolio was approximately $248.8 million at June 30, 2016, which was equal to 101% of cost. The portfolio consisted of outstanding loans to 36 portfolio companies, totaling approximately $219.6 million in aggregate principal amount (with an aggregate fair value of $216.2 million) as of June 30, 2016. At June 30, 2016, OFS Capital also held equity investments with an aggregate fair value of $32.6 million, of which $30.8 million was invested in 16 portfolio companies in which OFS Capital also held debt investments and $1.8 million was invested in one portfolio company in which OFS Capital solely held an equity investment.

As of June 30, 2016, floating rate loans comprised 64% of OFS Capital’s debt investment portfolio, with the remaining 36% in fixed rate loans, as a percentage of fair value. As of June 30, 2016, 66% of OFS Capital’s investment portfolio at fair value was comprised of senior secured loans, 21% of subordinated loans, and 13% of equity investments. The weighted average yield on debt investments was 11.84% at June 30, 2016. OFS Capital had unfunded commitments of $5.0 million in four portfolio companies at quarter’s end.

RESULTS OF OPERATIONS

Interest Income:

Interest income decreased by $0.9 million for the three months ended June 30, 2016 compared to the three months ended June 30, 2015. The decrease was primarily due to a $1.4 million volume variance due to a 22% decrease in the weighted average principal balance of investments outstanding, offset by a $0.7 million rate variance due to a 13% increase in our average portfolio cash yield during the three months ended June 30, 2016. Both the volume and rate of variances were primarily a result of the WM Asset Sale, in which we sold a portfolio of 20 senior secured debt investments with an aggregate outstanding principal balance of $67.8 million to Madison Capital Funding LLC on May 28, 2015.

Dividend Income:

Dividend income increased by $0.1 million for the three months ended June 30, 2016 compared to the three months ended June 30, 2015, primarily due to a common stock cash dividend declared by a portfolio company during the three months ended June 30, 2016. None of our portfolio companies declared a common stock dividend during the three months ended June 30, 2015.

Fee Income:

Fee income increased by $0.4 million for the three months ended June 30, 2016 compared to the three months ended June 30, 2015, primarily due to an increase in prepayment fees. We recorded prepayment fees of $0.4 million resulting from $11.5 million of unscheduled principal payments during the three months ended June 30, 2016. There were no prepayment fees recorded during the three months ended June 30, 2015.

Total expenses

Total expenses decreased by $1.1 million for the three months ended June 30, 2016 compared to the three months ended June 30, 2015.

Interest expense decreased by $1.4 million for the three months ended June 30, 2016 compared to the three months ended June 30, 2015. The decrease was primarily due to a decrease of $0.3 million in cash interest expense on our secured revolving line of credit with Wells Fargo Bank, N.A. (“WM Credit Facility”) and a $1.2 million write-off of deferred debt issuance costs, both related to the termination of the WM Credit Facility on May 28, 2015, offset by an increase of $0.1 million in cash interest expense incurred on our SBA debentures. Interest expense on our SBA debentures increased primarily due to an increase in the weighted average interest rate when the remaining $22.6 million of our debentures pooled on September 23, 2015, and our rate on that pool converted from the 1.03% short-term rate to 3.18%.

Management fee expense decreased by $0.3 million for the three months ended June 30, 2016 compared to the three months ended June 30, 2015, due to a decrease in the average total assets subject to the base management fee.

Incentive fee expense increased by $0.6 million for the three months ended June 30, 2016 compared to the three months ended June 30, 2015. The increase was due to a 44% increase in pre-incentive fee net investment income for the three months ended June 30, 2016 compared to the three months ended June 30, 2015, which resulted in a $0.5 million increase in the incentive fee catch-up provision (the amount of pre-incentive fee income that exceeds the hurdle rate but is less than 2.5%) and a $0.1 million increase in the incentive fee due to the amount of pre-incentive fee income that exceeded 2.5%.

Net gain (loss) on investments

Net gain (loss) on investments consists of the aggregate (a) realized gains and losses from the sale of debt or equity securities, or the redemption of equity securities; and (b) changes in net unrealized appreciation/depreciation on debt and equity investments. In the period in which a realized gain or loss is recognized, such gain or loss will generally be offset by the reversal of previously recognized unrealized appreciation or depreciation, and the net gain recognized in that period will generally be smaller. The unrealized appreciation or depreciation on debt securities is also reversed when those investments are redeemed or paid-off prior to maturity. In such instances the reversal on unrealized appreciation or depreciation will be reported as a net loss or gain, respectively, and may be partially offset by the acceleration of premium or discount on the debt security, if any, in interest income and prepayment fees, if any, in fee income.

We recognized net gains of $2.6 million on senior secured debt during the three months ended June 30, 2016, primarily as a result of the impact of narrowing spreads in middle-market and second-lien loan indices, and other interest rate market factors on our discount rates, and by the impact of portfolio company-specific factors on our valuations.

We recognized net losses of $0.4 million on subordinated debt during the three months ended June 30, 2016, principally as a result of the net impact of portfolio company-specific factors on our valuations and the pay-off of certain subordinated debt investments, offset by the net impact of narrowing spreads in second-lien loan indices on our discount rates.

Net losses on equity investments of $1.3 million for the three months ended June 30, 2016 were primarily attributable to the net impact of portfolio company-specific factors on our valuations, offset primarily by the impact of certain investments moving closer to their expected exit events.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 2016, we had $44.6 million in cash and cash equivalents and $149.9 million in outstanding SBA-guaranteed debentures. As of June 30, 2016, we had $15.0 million available for additional borrowings on our senior secured revolving credit facility with Pacific Western Bank and had drawn all of our available SBA-guaranteed debentures.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, August 5, 2016, at 11:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through August 15, 2016, at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10090542.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the quarter ended June 30, 2016, which will be filed with the Securities and Exchange Commission later today.

OFS Capital Corporation and Subsidiaries

Consolidated Balance Sheets

(Dollar amounts in thousands, except per share data)

	June 30,	December 31,
	2016	2015
Assets	(unaudited)
Investments, at fair value
Non-control/non-affiliate investments (amortized cost of $154,289 and $175,529, respectively)	$152,800	$177,290
Affiliate investments (amortized cost of $67,568 and $63,113, respectively)	70,068	66,393
Control investment (amortized cost of $24,994 and $13,613, respectively)	25,963	13,613
Total investments at fair value (amortized cost of $246,851 and $252,255 respectively)	248,831	257,296
Cash and cash equivalents	44,588	32,714
Interest receivable	856	789
Prepaid expenses and other assets	4,102	3,877
Total assets	$298,377	$294,676

Liabilities
SBA debentures (net of deferred debt issuance costs of $3,229 and $3,420, respectively)	$146,651	$146,460
Interest payable	1,591	1,548
Management and incentive fees payable	1,946	2,238
Administration fee payable	380	488
Payable for investment purchased	3,465	-
Accrued professional fees	439	433
Other liabilities	825	497
Total liabilities	155,297	151,664

Commitments and Contingencies

Net Assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized,
-0- shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	$-	$-
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 9,694,322 and 9,691,170
shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	97	97
Paid-in capital in excess of par	134,522	134,446
Accumulated undistributed net investment income	5,160	4,612
Accumulated undistributed net realized gain (loss)	1,321	(1,184)
Net unrealized appreciation on investments	1,980	5,041
Total net assets	143,080	143,012

Total liabilities and net assets	$298,377	$294,676

Number of shares outstanding	9,694,322	9,691,170
Net asset value per share	$14.76	$14.76

OFS Capital Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)

(Dollar amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Investment income
Interest income
Non-control/non-affiliate investments	$4,431	$6,117	$9,167	$11,932
Affiliate investments	1,671	1,411	3,357	2,754
Control investment	490	-	831	-
Total interest income	6,592	7,528	13,355	14,686
Dividend income
Non-control/non-affiliate investments	134	68	162	148
Affiliate investments	294	362	823	610
Control investments	111	-	111	-
Total dividend income	539	430	1,096	758
Fee income
Non-control/non-affiliate investments	517	33	995	138
Affiliate investments	7	91	39	121
Control investments	28	-	41	-
Total fee income	552	124	1,075	259

Total investment income	7,683	8,082	15,526	15,703

Expenses
Interest expense	1,308	1,468	2,616	2,815
Write-off of deferred debt issuance costs	-	1,216	-	1,646
Management fees	1,089	1,426	2,204	2,981
Incentive fee	857	231	1,590	606
Professional fees	303	280	617	595
Administration fee	326	326	754	867
General and administrative expenses	343	383	633	692

Total expenses	4,226	5,330	8,414	10,202

Net investment income	3,457	2,752	7,112	5,501

Net gain (loss) on investments	881	4,650	(495)	5,133

Net increase in net assets resulting from operations	$4,338	$7,402	$6,617	$10,634

Net investment income per common share - basic and diluted	$0.36	$0.28	$0.73	$0.57
Net increase in net assets resulting from operations
per common share - basic and diluted	$0.45	$0.77	$0.68	$1.10
Dividends and distributions declared per common share	$0.34	$0.34	$0.68	$0.68
Basic and diluted weighted average shares outstanding	9,692,346	9,663,081	9,691,764	9,657,058

Non-GAAP Financial Measure – Adjusted Net Investment Income (“Adjusted NII”)

On a supplemental basis, we disclose Adjusted NII (including on a per share basis), which is a financial measure calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted NII represents net investment income, (1) excluding write-offs of deferred debt issuance costs associated with our permanent reductions of the WM Credit Facility, (2) adding back the amount of net investment income incentive fee expenses associated with the write-offs that we would have incurred had the write-offs not occurred, and (3) excluding the net capital gains incentive fee (fee adjustments) in periods in which they occur. Our management agreement with OFS Advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted NII is a useful indicator of operations exclusive of any net capital gains incentive fee, as net investment income does not include gains associated with the capital gains incentive fee. In addition, management believes that providing Adjusted NII may facilitate a more complete analysis and greater transparency into OFS Capital’s ongoing operations, particularly in comparing underlying results from period to period, and afford investors a view of results that may be more easily compared to those of other companies.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted NII for the periods presented:

	Quarter Ended June 30,
	2016	2015
	(Dollar amounts in thousands, except per share data)

Net investment income	$3,457	$2,752

Write-off of deferred debt issuance costs	-	1,216
Incentive fee	-	(609)
Write-off of deferred debt issuance costs, net	-	607

Adjusted net investment income	$3,457	$3,359

Adjusted net investment income per common share:
Basic and diluted	$0.36	$0.35

Weighted average shares outstanding:
Basic and diluted	9,692,346	9,663,081

ABOUT OFS CAPITAL

OFS Capital Corporation is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital's investment objective is to provide shareholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately-held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 to $20 million in companies with annual EBITDA between $3 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. OFS Capital's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may contain forward-looking statements that involve substantial risks and uncertainties, some of which are beyond the control of OFS Capital’s management, and are difficult to predict.  Such forward-looking statements are not historical facts but, rather, reflect assumptions, estimates, and projections by OFS Capital concerning anticipated results and provide no guarantee of future performance.  All forward-looking statements speak only as of the date of this press release, and OFS Capital undertakes no duty to update any forward-looking statements herein made.

INVESTOR RELATIONS CONTACT:

Steve Altebrando

646-652-8473

saltebrando@ofsmanagement.com